UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

Maiden Holdings, Ltd.

(Name of Registrant as Specified In Its Charter)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

MAIDEN HOLDINGS, LTD.
94 Pitts Bay Road
Pembroke HM08, Bermuda

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
THE SECURITIES EXCHANGE ACT OF 1934 AND REGULATION 14C THEREUNDER
WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE NOT REQUESTED TO SEND US A PROXY
NOTICE OF PREFERENCE SHAREHOLDER ACTION BY WRITTEN CONSENT

To our Holders of our Preference Shares:
NOTICE IS HEREBY GIVEN that the board of directors (the “Board”) of Maiden Holdings, Ltd., a Bermuda-based holding company (“we,” “us,” “our” or the “Company’), has approved, and a Holder (as defined below) of more than two-thirds of the issued shares of each of our 8.25% Non-Cumulative Preference Shares Series A, 7.125% Non-Cumulative Preference Shares Series C and 6.700% Non-Cumulative Preference Shares Series D (collectively, our “Preference Shares”) has approved, an amendment to the Certificates of Designations (each, a “Certificate of Designations”) governing such series of our Preference Shares (each, an “Amendment”), as described in the accompanying information statement (the “Information Statement”). The Amendment to the Certificate of Designations governing each series of our Preference Shares will provide us with the right, at our option, to exchange our Preference Shares of such series for our common shares, $0.01 par value per share (“Common Shares”) at an exchange ratio of three Common Shares for each Preference Share as more fully described in the Information Statement. We intend to exchange our Preference Shares of each series for Common Shares in accordance with the applicable Amendment promptly after the adoption of such Amendments.
The Information Statement is being furnished to the holders of record of each series of our Preference Shares, and their duly appointed proxies, at 5:00 p.m., New York City time, on November 8, 2022 (as the same may be changed from time to time) (the “Holders”) for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. Under the terms of the Certificates of Designations, Bermuda law and our bye-laws, the written consent of a Holder or Holders of at least two-thirds of the voting power of each series of our issued Preference Shares is sufficient to approve action taken in lieu of a meeting with respect to such series of our Preference Shares. Accordingly, such actions will not be submitted to other Holders for a vote to become effective. Pursuant to Rule 14c-2 under the Exchange Act, these corporate actions will not be effected until at least 20 calendar days after the mailing of the Information Statement to the Holders.
This letter is the notice required by the Certificate of Designations relating to each series of our Preference Shares. We will first mail the Information Statement on or about November , 2022, to the Holders as of November 8, 2022.
Thank you for your continued support of and interest in Maiden Holdings, Ltd.
Order of the Board of Directors,

By     /s/ Lawrence F. Metz
    President and Co-Chief Executive Officer

MAIDEN HOLDINGS, LTD.
94 PITTS BAY ROAD
PEMBROKE HM08, BERMUDA

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
THE SECURITIES EXCHANGE ACT OF 1934 AND REGULATION 14C THEREUNDER
WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE NOT REQUESTED TO SEND US A PROXY

This information statement (this “Information Statement”) is being sent to the Holders (as defined below) of each of the 8.25% Non-Cumulative Preference Shares Series A (our “Series A Preference Shares”), 7.125% Non-Cumulative Preference Shares Series C (our “Series C Preference Shares”) and 6.700% Non-Cumulative Preference Shares Series D (our “Series D Preference Shares, and together with our Series A Preference Shares and our Series C Preference Shares, our “Preference Shares”) of Maiden Holdings, Ltd., a Bermuda-based holding company (“we,” “our,” “us” or “the Company”). The mailing date of this Information Statement is on or about November , 2022. This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished, pursuant to Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify the Holders of actions we are taking pursuant to a written consent executed by a Holder representing at least two-thirds of the voting power of each series of our issued Preference Shares in lieu of a meeting of Holders.
At 5:00 p.m., New York City time, on November 8, 2022 (as the same may be changed from time to time, the “Record Date”), the record date for determining the identity of Holders who are entitled to receive this Information Statement, we had 6,000,000 Series A Preference Shares, 6,600,000 Series C Preference Shares and 6,000,000 Series D Preference Shares issued. Each Preference Share of a series entitles the Holder thereof to one vote with respect to such series for certain matters in relation to our Preference Shares of such series, including with respect to amendments such as the Amendments.
No vote or other consent of the Holders is solicited in connection with this Information Statement. We are not asking you for a proxy and you are requested not to send us a proxy.
As of the Record Date, our wholly-owned subsidiary Maiden Reinsurance Ltd. (“Maiden Reinsurance”) owned, and under Bermuda law is entitled to vote and execute written consents with respect to, 4,499,950 Series A Preference Shares, 4,855,972 Series C Preference Shares and 4,457,194 Series D Preference Shares, representing approximately 75.0%, 73.6% and 74.3%, respectively, of the total number of our issued Series A Preference Shares, Series C Preference Shares and Series D Preference Shares. Maiden Reinsurance has executed and delivered a written consent approving an amendment to the Certificate of Designations (collectively, the “Certificates of Designations”) governing each series of our Preference Shares (collectively, the “Amendments”). The term “Certificate of Designations” means, (a) with respect to the Series A Preference Shares, the Certificate of Designations of 8.25% Non-Cumulative Preference Shares, Series A of Maiden Holdings, Ltd., dated as of August 29, 2012, as heretofore amended or supplemented (the “Series A Certificate of Designations”), (b) with respect to the Series C Preference Shares, the Certificate of Designations of 7.125% Non-Cumulative Preference Shares, Series C of Maiden Holdings, Ltd., dated as of November 25, 2015, as heretofore amended or supplemented (the “Series C Certificate of Designations”) and (c) with respect to the Series D Preference Shares, the Certificate of Designations of 6.700% Non-Cumulative Preference Shares, Series D of Maiden Holdings, Ltd., dated as of June 15, 2017, as heretofore amended or supplemented (the “Series D Certificate of Designations”). The Series A Preference Shares, the Series C Preference Shares and the Series D Preference Shares are listed for trading on the New York Stock Exchange (the “NYSE”) under the symbols “MHPRA,” “MHPRC” and “MHPRD,” respectively.
In August 2022, our board of directors (the “Board”) established a special committee consisting solely of disinterested and independent directors (the “Special Committee”) for the purpose of evaluating and, if appropriate, negotiating and approving potential amendments to the Certificates of Designations under which we would exchange our issued Preference Shares of each series for Common Shares. Advised by its own financial and legal advisors, the Special Committee negotiated an exchange ratio of three Common Shares for each Preference Share in each series (the “Exchange Ratio”) with the Board. Thereafter, the Special Committee considered the advice of its own financial and legal advisors, and unanimously determined that the Amendments, and the exchange of our Preference Shares of each series for our Common Shares at the Exchange Ratio for each Preference Share of each series pursuant to the Certificates of Designations as amended by the Amendments (together with the Amendments, the “Transactions”), are advisable and fair to, and in the best interests of, the Holders and unanimously approved each of the Amendments.
The Board also approved the Transactions.

The Company intends to adopt the Amendments with respect to each series of our Preference Shares in December 2022 and to complete the exchange of each series of our Preference Shares for our Common Shares promptly following the adoption of the Amendments.
No other corporate actions to be taken by written consent were considered. Because the action was approved by the written consent of a Holder with at least two-thirds of the voting power of each series of our issued Preference Shares (with respect to each series of our Preference Shares, a “Requisite Consent” and, collectively, the “Requisite Consents”), no proxy is being solicited with this Information Statement.
We are not aware of any substantial interest, direct or indirect, by security holdings or otherwise, by any person, or any associate of a person, who has been a director or officer of the Company at any time since the beginning of our last fiscal year in the matters to be acted upon described in this Information Statement, other than with respect to Mr. Raymond N. Neff, who as of the date of this Information Statement owned 11,480 Series C Preference Shares. Furthermore, none of our directors has informed us in writing that he or she intends to oppose any action described in this Information Statement. In addition, pursuant to Bermuda law, the actions to be taken by written consent by a Holder of at least two-thirds of the voting power of each series of our issued Preference Shares, voting as separate series, in lieu of a special Holder meeting do not create appraisal or dissenters’ rights.
The Board determined to pursue written consent without a meeting of shareholders for each series of our Preference Shares to reduce the costs and management time required to hold special meetings of shareholders and to implement the above action in a timely manner.
Under Section 14(c) of the Exchange Act, actions taken by written consent without a meeting of shareholders cannot become effective until 20 calendar days after the mailing date of this definitive Information Statement, or as soon thereafter as is practicable. We are not seeking written consent from any Holder, and other Holders will not be given an opportunity to vote with respect to the actions taken. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of advising Holders of the actions taken by written consent and giving them advance notice of the actions taken.
VOTING SECURITIES AND CONSENTING SHAREHOLDER
Our authorized share capital consists of 150,000,000 shares. As of the Record Date, 87,171,499 Common Shares were issued and outstanding, 6,000,000 Series A Preference Shares, 6,600,000 Series C Preference Shares and 6,000,000 Series D Preference Shares were issued. 1,500,050 Series A Preference Shares, 1,744,028 Series C Preference Shares and 1,542,806 Series D Preference Shares are held by non-affiliates.
Each Preference Share of any series entitles the Holder thereof to one vote for certain actions, including with respect to amendments with respect to such series, such as the Amendments. Under Bermuda law, the affirmative vote of the Holders of two-thirds of the voting power of each series of our issued Preference Shares, voting as separate series, is required for approval of the Amendments.
On the Record Date, Maiden Reinsurance executed and delivered in accordance with Bermuda law a written consent approving the Amendments. Because we received the Requisite Consents, no proxy is being solicited with this Information Statement. No consideration was paid for the consent.

SHAREHOLDER CONSENT
After considering the advice of its own financial and legal advisors, the Special Committee unanimously determined that the Transactions are advisable and fair to, and in the best interests of, the Holders and unanimously approved each of the Amendments.
The Board and a Holder of more than two-thirds of the voting power of each series of our issued Preference Shares have approved the Amendments.
The Amendments will amend Section 14 of the Certificates of Designations related to each series of our Preference Shares to provide us with the right to “exchange” each Preference Share of such series for our Common Shares in accordance with the provisions a new Section 15 to be added to each Certificate of Designations.
A new Section 15 will be added to the Certificate of Designations relating to each series of our Preference Shares in substantially the following form:
“Section 15. Exchange at the Option of the Company. The Company shall have the right to exchange all, but not less than all, of the Preference Shares for the Common Shares in accordance with the provisions of this Section 15. Upon any such exchange at the option of the Company, each holder shall be entitled to receive, with respect to each Preference Share held, three Common Shares per Preference Share, with the value of each Preference Share so exchanged being equal to three times the price that is the lower of: (i) the closing price of the Common Shares (as reflected on Nasdaq.com) immediately preceding the Exchange Date; and (ii) the average closing price of the Common Shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the Exchange Date.
The Company shall notify holders of its election to exchange its Preference Shares for Common Shares not less than three nor more than five calendar days prior to the date of exchange (the “Exchange Date”). Such notice shall specify the Exchange Date, and that holders, upon exchange of Preference Shares at the option of the Company, shall be entitled to receive, for each Preference Share exchanged, three Common Shares, with the value of each Preference Share so exchanged being equal to three times the price that is the lower of: (i) the closing price of the Common Shares (as reflected on Nasdaq.com) immediately preceding the Exchange Date; and (ii) the average closing price of the Common Shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the Exchange Date.
The Company shall deliver Common Shares issuable upon exchange to Holders on the second Business Day following the Exchange Date.
Except as modified by the Amendments, all of the existing terms of each of the series of our Preference Shares and the Certificates of Designations for each such series of our Preference Shares will remain unchanged.
The Board has approved the exchange of our Preference Shares of each series for our Common Shares at the Exchange Ratio pursuant to the Certificates of Designations as amended by the Amendments.
We intend to adopt the Amendments with respect to each series of our Preference Shares in December 2022 and to complete the exchange of each series of our Preference Shares for our Common Shares promptly following the adoption of the Amendments.
Background for the Amendments
Because we have not declared and paid dividends on the issued series of our Preference Shares since the third quarter of 2018, we have been prohibited since that time from declaring and paying dividends in respect of our Common Shares and from repurchasing any Common Shares by tender or in the open market. As a result, the Board has from time to time discussed the possibility of exchanging all of the issued Preference Shares for our Common Shares to allow us to simplify our capital structure, create additional alignment among us and the holders of our equity capital, including Maiden Reinsurance, other current Holders and current holders of our Common Shares. The Board noted that exchanging our issued Preference Shares for our Common Shares and eliminating both our remaining Preference Shares and the related Common Share dividend stopper could allow us to potentially resume the Common Share dividends and repurchases. This potential and flexibility could in turn help to enhance the value of an investment in our Common Shares for the benefit of the holders of our Common Shares and the Holders.
In early August 2022, the Board established the Special Committee for the purpose of evaluating and, if appropriate, negotiating and approving potential amendments to the Certificates of Designations under which we would exchange our issued Preference Shares of each series for our Common Shares.

In mid-August 2022, the Special Committee engaged Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) to serve as its legal advisor. From August to October 2022, the Special Committee met several times with representatives of Fried Frank to discuss the role and responsibilities of the Special Committee.
In mid-October 2022, the Special Committee engaged Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) to serve as its financial advisor. During the remainder of October 2022, our management provided representatives of Houlihan Lokey with financial information regarding the Company, and representatives of Houlihan Lokey reviewed such information for purposes of performing Houlihan Lokey’s financial analysis of our Preference Shares and our Common Shares.
On November 2, 2022, the Special Committee held a meeting attended by representatives of Houlihan Lokey and Fried Frank. At the meeting, representatives of Houlihan Lokey provided the Special Committee with Houlihan Lokey’s preliminary financial analysis of our Preference Shares and our Common Shares.
On November 3, 2022, the Board held a meeting. At the meeting, considering the information and advice provided by representatives of Fried Frank and Houlihan Lokey, the members of the Special Committee negotiated with the other members of the Board and members of management an exchange ratio of three Common Shares for each Preference Share of each series to be included in the Amendments. Thereafter, at the meeting, the Board approved the Amendments, and the exchange of the Preference Shares of each series for our Common Shares at the Exchange Ratio pursuant to the Certificates of Designations as amended by the Amendments, subject to approval of the Amendments by the Special Committee.
On November 4, 2022, the Special Committee held a meeting attended by representatives of Houlihan Lokey and Fried Frank. At the meeting, representatives of Houlihan Lokey reviewed with the Special Committee Houlihan Lokey’s updated preliminary financial analysis of our Common Shares, our Preference Shares and the Exchange Ratio.
Later on November 4, 2022, representatives of Sidley Austin LLP, our counsel, circulated to the Special Committee and its advisors drafts of the proposed Amendments and related documentation.
On November 7, 2022, the Special Committee held a meeting attended by representatives of Houlihan Lokey and Fried Frank. At the meeting, representatives of Fried Frank reviewed the drafts of the proposed Amendments and related documentation. Representatives of Houlihan Lokey rendered to the Special Committee the opinion of Houlihan Lokey to the effect that, as of such date and based upon and subject to the qualifications, assumptions, limitations and other matters set forth in such opinion, (i) the Exchange Ratio provided for in the Exchange pursuant to the Amendment to the Series A Certificate of Designations (the “Series A Exchange Ratio”) was fair, from a financial point of view, to the Holders of our Series A Preference Shares, other than the Company and its affiliates, (ii) the Exchange Ratio provided for in the Exchange pursuant to the Amendment to the Series C Certificate of Designations (the “Series C Exchange Ratio”) was fair, from a financial point of view, to the Holders of our Series C Preference Shares, other than the Company and its affiliates, and (iii) the Exchange Ratio provided for in the Exchange pursuant to the Amendment to the Series D Certificate of Designations (the “Series D Exchange Ratio”) was fair, from a financial point of view, to the Holders of our Series D Preference Shares, other than the Company and its affiliates. Thereafter, the Special Committee unanimously determined that the Amendments, and the exchange of our Preference Shares of each series for our Common Shares at the Exchange Ratio of three Common Shares for each Preference Share of each series pursuant to the Certificates of Designations as amended by the Amendments, are advisable and fair to, and in the best interests of, the Holders and unanimously approved each of the Amendments.
Reasons for, and Benefits and Effects of, the Amendments and Exchange
In approving the Amendments and the exchange of the issued shares of each series of our Preference Shares for our Common Shares at the Exchange Ratio, the Board and the Special Committee considered a variety of positive factors, including, without limitation, that:
•exchanging our issued Preference Shares for our Common Shares and eliminating the remaining Preference Shares and the related Common Share dividend stopper could allow us to potentially resume the Common Share dividends and repurchases in the future; this potential and flexibility could in turn help to enhance the value of an investment in our Common Shares for the benefit of the holders of our Common Shares and the Holders;
•the Transactions could enhance our financial flexibility and access to capital;
•because the trading market for our Common Shares is more liquid than the respective trading markets for our Preference Shares, Holders could benefit from greater liquidity following the exchange of our Preference Shares for our Common Shares; and

•following the completion of the Transactions, we will continue to be subject to the periodic reporting obligations of the Exchange Act.
The Board and the Special Committee also considered a variety of potentially negative factors in its deliberations concerning the Amendments and the exchange of the issued shares of each series of our Preference Shares, including, but not limited to, that:
•following Transactions, we will no longer have any Preference Shares issued and the rights of current Holders as Holders of our Preference Shares will cease;
•the Amendments will be approved by Holders in accordance with Bermuda law solely by the written consent of our wholly-owned subsidiary Maiden Reinsurance, without a vote of any other Holder;
•it is anticipated that the exchange of the Preference Shares for our Common Shares will result in the issuance of approximately Common Shares to Holders, and, as a result, the Exchange may have a dilutive effect on our earnings per share, book value per share and the percentage voting or ownership interest of the present holders of our Common Shares, each of which could affect the market price of our Common Shares;
•after giving effect to the Transactions, Maiden Reinsurance will hold approximately 29% of our Common Shares; and
•under Bermuda law, Maiden Reinsurance will be entitled to vote those Common Shares (although because Maiden Reinsurance is a U.S. entity, under our bye-laws, its voting power will be reduced so that it is less than 9.5%) and could vote those Common Shares in a way different than the way our Common Shares held by shareholders unaffiliated with the Company are voted.
The foregoing discussion of the information and factors considered by the Board and the Special Committee is intended to be illustrative and not exhaustive, but includes the material reasons and factors considered by the Board and the Special Committee in reaching their determinations with respect to the approving Transactions. In view of the wide variety of reasons and factors considered and the complexity of these matters, the Board and the Special Committee did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching its determinations or the reasons for such determinations. Individual directors may have given differing weights to different factors or may have had different reasons for their ultimate determination. In addition, the Board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, the Board conducted an overall analysis of the factors and reasons described above and determined in its business judgment that, in the aggregate, the potential benefits of the Transactions outweighed the negative consequences.
Our directors and executive officers have no substantial interests, directly or indirectly, in the Transactions, except as described herein and to the extent of their ownership of Common Shares and securities convertible or exercisable for our Common Shares, which shares and securities would be subject to the same dilution as a result of the Exchange as would be applicable to other holders of our Common Shares.
Opinion of the Financial Advisor to the Special Committee
On November 7, 2022, Houlihan Lokey orally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Special Committee dated November 7, 2022), as to, as of November 7, 2022, (i) the fairness, from a financial point of view, to the Holders of our Series A Preference Shares, other than the Company and its affiliates, of the Series A Exchange Ratio, (ii) the fairness, from a financial point of view, to the Holders of our Series C Preference Shares, other than the Company and its affiliates, of the Series C Exchange Ratio, and (iii) the fairness, from a financial point of view, to the Holders of our Series D Preference Shares, other than the Company and its affiliates, of the Series D Exchange Ratio.
Houlihan Lokey’s opinion was directed to the Special Committee (in its capacity as such), and only addressed (i) the fairness, from a financial point of view, to the Holders of our Series A Preference Shares, other than the Company and its affiliates, of the Series A Exchange Ratio provided for in the Exchange pursuant to the Amendment, (ii) the fairness, from a financial point of view, to the Holders of our Series C Preference Shares, other than the Company and its affiliates, of the Series C Exchange Ratio provided for in the Exchange pursuant to the Amendment, and (iii) the fairness, from a financial point of view, to the Holders of our Series D Preference Shares, other than the Company and its affiliates, of the Series D Exchange Ratio provided for in the Exchange pursuant to the Amendment and did not address any other aspect or implication of the Exchange or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey’s opinion in this Information Statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex A to this Information Statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this Information Statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Exchange.
In connection with its opinion, Houlihan Lokey, among other things:

•reviewed the Certificates of Designations;

•reviewed a draft, dated November 4, 2022, of the Amendment to the Series A Certificate of Designations;

•reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

•reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections (and adjustments thereto) prepared by or discussed with the management of the Company relating to the Company without giving effect to the Exchange (the “Projections”);

•spoke with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the rights and privileges of our Preference Shares, the Exchange and related matters;

•compared the financial and operating performance of the Company with that of other companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;

•considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•reviewed the current and historical market prices and trading volumes for each series of our Preference Shares and our Common Shares, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. Management of the Company advised Houlihan Lokey it expected, and at the Special Committee’s direction Houlihan Lokey assumed, that (in the absence of the proposed Exchange) (i) during the period covered by the Projections, the Company would pay no dividends and (ii) during the period covered by the Projections and for the foreseeable period thereafter, the Company would not repurchase or redeem any Preference Shares, and would not undergo any liquidation or other event that would entitle the Holders to receive the liquidation preferences payable thereon. At the Special Committee’s direction, Houlihan Lokey assumed that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company. In addition, at the Special Committee’s direction, Houlihan Lokey assumed that the Projections provided a reasonable basis on which to evaluate the Company and the Exchange and Houlihan Lokey, at the Special Committee’s direction, used and relied upon the Projections for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the Projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

The Special Committee advised Houlihan Lokey that drafts of the Amendments to the Series C Certificate of Designations and the Series D Certificate of Designations were not available for its review. So, the Special Committee directed Houlihan Lokey to assume, for purposes of its analyses and opinion, that such Amendments would reflect substantially the same terms set forth in the Amendment to the Series A Certificate of Designations

and would not include any other terms, conditions or other provisions that would be material to Houlihan Lokey’s analyses or opinion. Houlihan Lokey relied upon and assumed, without independent verification, that (a) all conditions to the consummation of the Exchange would be satisfied without waiver thereof, and (b) the Exchange would be consummated in a timely manner in accordance with the terms described in the Amendments and such other related documents and instruments, without any amendments or modifications. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Exchange would be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the Exchange would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Exchange, the Company or any expected benefits of the Exchange that would be material to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the Amendments would not differ in any respect material to its analyses or opinion from the draft of the Amendment to the Series A Certificate of Designations.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may have been a party or was or may have been subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Exchange, the securities, assets, business or operations of the Company or any other party, or any alternatives to the Exchange, (b) negotiate the terms of the Exchange, (c) advise the Special Committee, the Board, the Company or any other party with respect to alternatives to the Exchange, or (d) identify, introduce to the Special Committee, the Board, the Company or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Exchange. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date its opinion. As the Special Committee was aware, the credit, financial and stock markets were experiencing unusual volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the Exchange, and its opinion did not purport to address potential developments in any such markets. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Houlihan Lokey did not express any opinion as to what the value of our Common Shares actually would be when issued in the Exchange or as to the price or range of prices at which our Common Shares or our Preference Shares may be purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey assumed that our Common Shares to be issued in the Exchange would be listed on the Nasdaq.

    Houlihan Lokey’s opinion was furnished for the use of the Special Committee (in its capacity as such) in connection with its evaluation of the Exchange and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the Special Committee, the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Exchange or otherwise.
Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Exchange, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Exchange or otherwise (other than the Series A Exchange Ratio, the Series C Exchange Ratio and the Series D Exchange Ratio to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the Exchange to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of its opinion, (iv) the fairness of the Series A Exchange Ratio, the Series C Exchange Ratio or the Series D Exchange Ratio relative to any other Exchange Ratio, (v) the relative merits of the Exchange as compared to any alternative business strategies or transactions that might have been available for the Company or any other party, (vi) the fairness of any portion or aspect of the Exchange to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents, (vii) the appropriate capital structure of the Company or whether the Company should be issuing debt or equity securities or a combination of both in the Exchange, (viii) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Exchange, (ix) the solvency, creditworthiness or fair value of the Company or any other participant in the Exchange, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (x) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Exchange, any class of such persons or any other party, relative to the Series A Exchange Ratio, the Series C Exchange Ratio, the Series D Exchange Ratio or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Special Committee, on the assessments by the Special Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Exchange or otherwise.

In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction, business or security used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company, the proposed Exchange or the Preference Shares and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Projections and the implied exchange ratio reference ranges indicated by Houlihan Lokey’s analyses, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by the Special Committee in evaluating the proposed Exchange. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Exchange Ratios or of the views of the Special Committee with respect to the Exchange or the Exchange Ratios. The type and amount of consideration payable in the Exchange were determined by the Special Committee and the Company, and the decision to effect the Amendments was solely that of the Special Committee and the Company.

Material Financial Analyses

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Special Committee on November 7, 2022. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

Unless the context indicates otherwise, share prices used in the selected companies analysis described below were based on the closing price of the common stock of the selected companies listed below as of November 3, 2022, and transaction values for the selected transactions analysis described below were calculated on an equity value basis based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of future financial performance of the Company relied upon for the financial analyses described below were based on the Projections. The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

In connection with its financial analyses, the Company advised Houlihan Lokey that: (i) the Preference Shares are non-cumulative, perpetual shares providing no redemption or conversion rights to their holders except in the event of a voluntary or involuntary liquidation of the Company, (ii) the Company has not paid dividends on the Preference Shares since 2018, and (iii) the only liquidity the Preference Shareholders could potentially receive would be from the payment of dividends or the liquidation of the Company. In addition, management of the Company advised Houlihan Lokey it expected, and at the Special Committee’s direction Houlihan Lokey assumed, that (in the absence of the proposed Exchange) (i) during the period covered by the Projections, the Company would pay no dividends and (ii) during the period covered by the Projections and for the foreseeable period thereafter, the Company would not repurchase or redeem any Preference Shares, and would not undergo any liquidation or other event that would entitle the Holders to receive the liquidation preferences payable thereon.
Material Financial Analyses of Preference Shares

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of our Preference Shares based on the Projections under two alternative hypothetical scenarios: (i) one in which Company begins paying dividends following the Projections period and (ii) a second in which the Company undergoes a liquidation following the Projections period.

Discounted Cash Flow Analysis – Dividends following Projections Period. This scenario assumed, for analytical purposes, a 10% to 90% possibility that the Company would begin paying dividends following the Projections period and applied a range of discount rates of 12.5% to 13.5% to such dividends. The analysis indicated implied value reference ranges of $0.96 to $9.65 per Series A Preference Share, $0.83 to $8.34 per Series C Preference Share and $0.78 to $7.84 per Series D Preference Share.

Discounted Cash Flow Analysis – Liquidation following Projections Period. Management of the Company advised Houlihan Lokey that during the period covered by the Projections and for the foreseeable period thereafter, the Company would not undergo any liquidation. Taking into account publicly available rates of default by insurance companies, this scenario assumed, for analytical purposes, a zero to 3.5% possibility that the Company would undergo a liquidation following the Projections period and applied a range of discount rates of 12.5% to 13.5%. This discounted cash flow analysis indicated an implied value reference range of $0.00 to $0.57 per Series A Preference Share, Series C Preference Share and Series D Preference Share.

Selected Preferred Securities Analysis. Houlihan Lokey identified 38 publicly traded non-cumulative preferred securities that had no conversion, put or redemption features and were not paying dividends and, for each such security, reviewed its trading price relative to its liquidation preference. Trading prices for these securities reflected discounts to liquidation preferences ranging from 88.7% to 93.1%. Houlihan Lokey applied such range of discounts to the liquidation preference of $25.00 per Preference Share, which indicated an implied value reference range of $1.73 to $2.83 per Preference Share.

Material Financial Analyses of our Common Shares

Selected Companies Analysis. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant. The financial data reviewed included equity market value as a multiple of book value for the most recent quarter (excluding accumulated other comprehensive income, or “AOCI”). The selected companies and resulting low, high, median and mean financial data included the following:

Selected Reinsurance Companies
•Conduit Holdings Limited
•Enstar Group Limited
•Everest Re Group, Ltd.
•Greenlight Capital Re, Ltd.
•Reinsurance Group of America, Incorporated
•RenaissanceRe Holdings Ltd.
•SCOR SE
•SiriusPoint Ltd.
•Swiss Re AG

Selected Mid-Sized P&C Insurance Carriers
•Donegal Group Inc.
•Horace Mann Educators Corporation
•James River Group Holdings, Ltd.
•Kemper Corporation
•Mercury General Corporation
•ProAssurance Corporation
•Safety Insurance Group, Inc.
•Selective Insurance Group, Inc.
•The Hanover Insurance Group, Inc.
•United Fire Group, Inc.

Equity Market Value / Most Recent Quarter Book Value (excluding AOCI)
Low	0.46x
High	2.06x
Median	1.00x
Mean	1.07x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 0.75x to 1.00x to the Company’s book value (excluding AOCI) for the most recent quarter. The selected companies analysis indicated an implied value reference range of $2.22 to $2.96 per Common Share.

Selected Transactions Analysis. Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant. The financial data reviewed included transaction value as a multiple of book value (excluding AOCI) and the selected transactions and resulting low, high, median and mean financial data included the following:

Date
Announced	Target	Acquiror

Reinsurance Companies
3/21/2022	Alleghany Corporation	Berkshire Hathaway Inc.
10/28/2021	PartnerRe Ltd.	Covéa Société de Groupe d'Assurance Mutuelle
3/19/2021	Singapore Reinsurance Corporation Limited	Fairfax Asia Ltd.
10/30/2018	Tokio Millennium Re AG/Tokio Millennium Re (UK) Ltd.	RenaissanceRe Specialty Holdings (UK) Limited
1/22/2018	Validus Holdings, Ltd.	American International Group, Inc.

Mid-Sized P&C Insurance Carriers
2/23/2021	Aviva France SA (nka: Abeille Assurances)	Aéma Groupe
2/16/2021	Protective Insurance Corporation	The Progressive Corporation
1/15/2021	ProSight Global, Inc. (nka:Coaction Global, Inc.)	TowerBrook Capital Partners L.P.; Further Global Capital Management, L.P.
11/23/2020	American Access Casualty Company/Newins Insurance Agency Holdings, LLC	Kemper Corporation
11/5/2020	RSA Insurance Group plc (nka:RSA Insurance Group Limited)	Intact Financial Corporation; Tryg A/S
10/9/2020	Somers Group Holdings Ltd.	Warburg Pincus LLC; Kelso & Company, L.P.; Arch Capital Group Ltd.
9/17/2020	GAINSCO, Inc.	State Farm Mutual Automobile Insurance Company
8/6/2020	Sirius International Insurance Group, Ltd.	Third Point Reinsurance Ltd. (nka:SiriusPoint Ltd.)
7/7/2020	National General Holdings Corp.	The Allstate Corporation
2/20/2020	NORCAL Mutual Insurance Company (nka:NORCAL Insurance Company)	ProAssurance Corporation
1/18/2019	CIS General Insurance Limited (nka:Soteria Insurance Limited)	Markerstudy Group Holdings Limited; Twinfocus Ltd; Black Stone Credit Hire Ltd
9/13/2018	Hanover Insurance International /Chaucer Insurance Company/Hanover Australia HoldCo	China Reinsurance (Group) Corporation
8/28/2018	Aspen Insurance Holdings Limited	Apollo Global Management, LLC (nka:Apollo Global Management, Inc.)
8/22/2018	The Navigators Group, Inc.	The Hartford Financial Services Group, Inc.
3/5/2018	XL Group Ltd	AXA SA
2/13/2018	Infinity Property and Casualty Corporation	Kemper Corporation
12/4/2017	Forsikrings-Aktieselskabet Alka	Tryg Forsikring A/S
8/8/2017	NBIC Holdings, Inc.	Heritage Insurance Holdings, Inc.
7/26/2017	State National Companies, Inc.	Markel Corporation
7/5/2017	Novae Group plc (nka:Novae Group Limited)	AXIS Capital Holdings Limited
5/2/2017	OneBeacon Insurance Group, Ltd. (nka:Intact Insurance Group USA Holdings Inc.)	Intact Financial Corporation

Transaction Value to Most Recent Quarter Book Value (excluding AOCI)
Low	0.45x
High	3.61x
Median	1.58x
Mean	1.57x

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied selected multiple ranges of 0.80x to 1.05x to the Company’s book value (excluding AOCI) for the most recent quarter. The selected transactions analysis indicated an implied value reference range of $2.37 to $3.11 per Common Share.
Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Company based on the Projections. Houlihan Lokey applied a range of terminal value multiples of 0.75x to 1.00x to the Company’s projected book value (excluding AOCI) and applied a range of discount rates of 13.5% to 15.5%. The discounted cash flow analysis indicated an implied value reference range of $2.82 to $4.04 per Common Share.
Implied Exchange Ratio Reference Ranges

The following implied exchange ratio reference ranges were indicated by Houlihan Lokey’s financial analyses of the Preference Shares and Common Shares, as compared to the Series A Exchange Ratio, Series C Exchange Ratio and Series D Exchange Ratio of 3.000 Common Shares for each Series A Preference Share, Series C Preference Share or Series D Preference Share:
Series A Preference Shares:

Preference Share Analysis
Common Share Analysis	Discounted Cash Flow – Dividends	Discounted Cash Flow – Liquidation	Selected Preferred Securities
Selected Companies	0.325x to 4.352x	0.000x to 0.256x	0.583x to 1.274x
Selected Transactions	0.310x to 4.080x	0.000x to 0.240x	0.555x to 1.194x
Discounted Cash Flow	0.238x to 3.422x	0.000x to 0.202x	0.426x to 1.001x

Series C Preference Shares:

Preference Share Analysis
Common Share Analysis	Discounted Cash Flow – Dividends	Discounted Cash Flow – Liquidation	Selected Preferred Securities
Selected Companies	0.281x to 3.759x	0.000x to 0.256x	0.583x to 1.274x
Selected Transactions	0.267x to 3.524x	0.000x to 0.240x	0.555x to 1.194x
Discounted Cash Flow	0.205x to 2.955x	0.000x to 0.202x	0.426x to 1.001x

Series D Preference Shares:

Preference Share Analysis
Common Share Analysis	Discounted Cash Flow – Dividends	Discounted Cash Flow – Liquidation	Selected Preferred Securities
Selected Companies	0.264x to 3.534x	0.000x to 0.256x	0.583x to 1.274x
Selected Transactions	0.251x to 3.314x	0.000x to 0.240x	0.555x to 1.194x
Discounted Cash Flow	0.193x to 2.779x	0.000x to 0.202x	0.426x to 1.001x

Other Matters

Houlihan Lokey was engaged to provide an opinion to the Special Committee as to (i) the fairness, from a financial point of view, to the Holders of our Series A Preference Shares, other than the Company and its affiliates, of the Series A Exchange Ratio provided for in the Exchange pursuant to the Amendment to the Series A Certificate of Designations, (ii) the fairness, from a financial point of view, to the Holders of our Series C Preference Shares, other than the Company and its affiliates, of the Series C Exchange Ratio provided for in the Exchange pursuant to the Amendment to the Series C Certificate of Designations, and (iii) the fairness, from a financial point of view, to the Holders of our Series D Preference Shares, other than the Company and its affiliates, of the Series D Exchange Ratio provided for in the Exchange pursuant to the Amendment to the Series D Certificate of Designations. The Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement, Houlihan Lokey became entitled to an aggregate fee of $500,000 for its services, of which $250,000 became payable to Houlihan Lokey upon its retention by the Company and the remainder was payable upon the delivery of its opinion. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses arising out of or relating to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Exchange and their respective affiliates or security holders or any currency or commodity that may be involved in the Exchange.
Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, other participants in the Exchange or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, other participants in the Exchange or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Criteria to Be Used for Decision on the Exchange Ratio
Each Holder will receive three Common Shares upon exchange of our Preference Shares for our Common Shares. This Exchange Ratio was approved by the Special Committee, upon the advice of its financial advisor. The price per Common Share being exchanged on the Exchange Date will be the price that is the lower of: (i) the closing price of our Common Shares (as reflected on Nasdaq.com) immediately preceding the Exchange Date; or (ii) the average closing price of our Common Shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the Exchange Date.
Procedures for Effecting the Transactions
We intend to adopt the Amendments with respect to each series of our Preference Shares on December , 2022 and to complete the exchange of each series of our Preference Shares for our Common Shares promptly following the adoption of the Amendments. The final price of our Common Shares being exchanged will be publicly announced prior to the effective time of the exchange of our Preference Shares for our Common Shares (as to each series of our Preference Shares, the “Exchange”).
All Holders hold their Preference Shares electronically in book-entry form through the facilities of The Depository Trust Company. No action needs to be taken to receive Common Shares upon Exchange, and any payment in lieu of fractional shares, if applicable, because the exchange and payment will be automatic.
U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary sets forth certain U.S. federal income tax considerations related to the ownership and disposition of our Preference Shares in connection with the Amendments and the Exchange. Unless otherwise stated, this summary deals only with Holders that are U.S. Persons (as defined below) who hold our Preference Shares at the time of the Amendments and who hold their Preference Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The following discussion is only a discussion of certain U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular Holder in light of such Holder’s specific circumstances. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, brokers, dealers or traders in securities, tax-exempt organizations, expatriates, investors in pass-through entities, persons who are considered with respect to the Company as “United States shareholders” for purposes of the CFC rules of the Code (generally, a U.S. Person who owns, directly, indirectly through foreign entities or constructively, 10% or more of the total combined voting power of all classes of Company shares entitled to vote), persons who hold their Preference Shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, or Holders with a functional currency other than the U.S. dollar, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury Regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States or of any non-U.S. government and does not discuss the effect of the alternative minimum tax. Persons holding Preference Shares should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our Preference Shares, the tax treatment of the partners will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our Preference Shares, you should consult your tax advisor.
For purposes of this discussion, the term “U.S. Person” means: (1) an individual citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States, or under the laws of any State thereof  (including the District of Columbia), (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (4) a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (b) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (5) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.
U.S. Tax Consequences of the Amendments
For U.S. federal income tax purposes, a Holder should not be required to recognize gain or loss as a result of the adoption of the Amendments.
Constructive Distributions
We intend to amend the Certificates of Designations to provide us with the right to exchange each series of our Preference Shares for our Common Shares. A Holder may be treated as having received a constructive distribution from us if (1) the exchange rate of our Preference Shares is adjusted (or fails to be adjusted) and as a result of such adjustment (or failure to adjust), the proportionate interest of such Holder in our assets or earnings and profits is increased and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the exchange rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for taxable distributions with respect to our Common Shares. Thus, under certain circumstances, an increase in (or failure to decrease) the exchange rate might give rise to a taxable dividend to you even though you would not receive any cash related thereto.
Exchange of Preference Shares into Common Shares
If we exercise our rights to exchange our Preference Shares for our Common Shares, a Holder generally should not recognize gain or loss upon the exchange, except with respect to any cash received in lieu of a fractional share. Your tax basis in our Common Shares received in such an exchange will be the same as your adjusted tax basis in our Preference Shares surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and your holding period for such Common Shares will include your holding period for our Preference Shares that was exchanged. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your tax basis in our Preference Shares that is allocable to the fractional share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the exchange, our Preference Shares has been held by you for more than one year. The deductibility of capital losses is subject to limitations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our Common Shares as of November 1, 2022 by (1) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our Common Shares issued on November 1, 2022 (based upon SEC filings), (2) each of our directors, (3) each of our “named executive officers” and (4) all of our directors and executive officers as a group. For purposes of the table below, the amounts and percentage of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has shares with “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Also, options which are currently exercisable or exercisable within 60 days of November 1, 2022 are considered issued and beneficially owned by the person holding the options for the purposes of computing beneficial ownership of that person, but are not treated as issued for the purpose of computing the percentage ownership of any other person. On November 1, 2022, there were 87,171,499 Common Shares issued.
Upon completion of the Exchange, it is expected that Maiden Reinsurance will own approximately 29% of our Common Shares as of the Exchange Date, which Common Shares will be eliminated for accounting purposes on the Company’s consolidated financial statements. Maiden Reinsurance’s voting power with respect to its Common Shares will be capped at 9.5% under the terms of the bye-laws of the Company. The Exchange and the ownership of our Common Shares by Maiden Reinsurance is being made in compliance with its investment policy of the Company which has been approved by the Vermont Department of Financial Regulation. The table below does not reflect the change in voting power percentage that will result from the Exchange, including the voting power then held by Maiden Reinsurance with respect to its Common Shares.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Barry D. Zyskind**	6,374,292	(1)	7.3%
Leah Karfunkel**	6,792,600	(2)	7.8%
683 Capital Partners, LP 3 Columbus Circle, Suite 2205, New York, NY 10019	4,424,800	(3)	5.1%
Talkot Capital, LLC 30 Liberty Ship Way, Suite 3110, Sausalito, CA 94965	10,128,365	(4)	11.6%
Phillips Ray Capital Management, Inc. 2727 W 7th Street, Suite 220, Fort Worth, TX 76107	7,979,046	(5)	9.2%
Holly L. Blanchard**	99,270	(6)	*
Patrick J. Haveron**	2,084,771	(7)	2.4%
William T. Jarman**	209,505	(8)	*
Simcha G. Lyons**	215,525	(9)	*
Lawrence F. Metz**	1,556,699	(10)	1.8%
Raymond M. Neff**	601,770	(11)	*
Yehuda L. Neuberger**	277,000	(12)	*
Steven H. Nigro**	206,043	(13)	*
Keith A. Thomas**	100,154	(14)	*
All directors and executive officers as a group (10 persons)	11,725,029		13.4%

*    Less than one percent.
**    The address of this beneficial owner is c/o Maiden Holdings, Ltd., Ideation House, 1st Floor, 94 Pitts Bay Road, Pembroke HM08, Bermuda.

(1)    Based on Amendment No. 3 to Schedule 13D filed with the SEC on April 4, 2019, and Form 4 filed with the SEC on March 31, 2017. Mr. Zyskind holds 220,000 of these common shares as a custodian for his children under the Uniform Transfers to Minors Act.
(2)    Based on Amendment No. 6 to Schedule 13D of Leah Karfunkel filed with the SEC on June 23, 2016, Leah Karfunkel beneficially owns 5,500,470 common shares held indirectly as a trustee of the Michael Karfunkel 2005 Family Trust. Leah Karfunkel disclaims beneficial ownership of these shares held by the HOD Foundation, a charitable foundation.
(3)    Based on Schedule 13G filed with the SEC on July 18, 2022, 683 Capital Partners, LP (“683 Capital”) jointly filed with three other Reporting Persons: 683 Capital GP, LLC (“683 GP” the General Partner of 683 Capital), 683 Capital Management, LLC (“683 Management” the investment manager of 683 GP) and Ari Zweiman, the managing member of 683 GP and 683 Management.
(4)    Based on Amendment No. 5 to Schedule 13G filed with the SEC on June 6, 2022, Talkot Capital, LLC, as investment adviser, filed on behalf of three other Reporting Persons: Talkot Fund, L.P., Talkot Capital, LLC 401(k) PSP and Thomas B. Akin.
(5)    Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2022, Phillips Ray Capital Management jointly filed with two other Reporting Persons: Brian Michael Phillips and Paul Richard Ray III.
(6)    The amount shown above includes 26,639 restricted shares that were issued on June 1, 2022 that will fully vest on June 1, 2023, which Ms. Blanchard has the ability to vote, but is restricted from transferring until the vesting date.
(7)    The amount shown above does not include up to 225,490 restricted shares that Mr. Haveron may earn for fiscal 2022 in the sole discretion of the Compensation Committee of the Board, who may consider several factors, including, but not limited to, the Company’s financial performance, along with other certain quantitative and qualitative performance measures. Furthermore, the amount above also does not include 225,490 restricted shares that Mr. Haveron may earn starting at the conclusion of fiscal 2023 in the sole discretion of the Compensation Committee of the Board, who may consider several factors, including, but not limited to, the Company’s financial performance, along with other certain quantitative and qualitative performance measures.
(8)    The amount shown above includes 43,859 restricted shares that were issued on April 23, 2021, that will fully vest on March 31, 2023 and 78,431 restricted shares that were issued on March 15, 2022, that will fully vest on March 31, 2024, all of which Mr. Jarman has the ability to vote, but is restricted from transferring until the vesting date.
(9)    The amount shown above includes 26,639 restricted shares that were issued on June 1, 2022 that will fully vest on June 1, 2023, which Mr. Lyons has the ability to vote, but is restricted from transferring until the vesting date. The amount shown above also includes vested options to acquire 24,000 Common Shares granted on June 1, 2013, June 1, 2014, June 1, 2015, and June 1, 2016.
(10)    The amount shown above does not include up to 225,490 restricted shares that Mr. Metz may earn for fiscal 2022 in the sole discretion of the Compensation Committee of the Board, who may consider several factors, including, but not limited to, the Company’s financial performance, along with other certain quantitative and qualitative performance measures. Furthermore, the amount above also does not include 225,490 restricted shares that Mr. Metz may earn starting at the conclusion of fiscal 2023 in the sole discretion of the Compensation Committee of the Board, who may consider several factors, including, but not limited to, the Company’s financial performance, along with other certain quantitative and qualitative performance measures.
(11)    The amount shown above includes 26,639 restricted shares that were issued on June 1, 2022 that will fully vest on June 1, 2023, which Mr. Neff has the ability to vote, but is restricted from transferring until the vesting date. The amount shown above also includes vested option to acquire 24,000 Common Shares granted on June 1, 2013, June 1, 2014, June 1, 2015, and June 1, 2016.
(12)    On March 18, 2021, the Compensation Committee of the Board approved the disposition of Mr. Neuberger’s restricted shares and share options to comply with restrictions on investments imposed in connection with his spouse’s government service.
(13)    The amount shown above includes 30,737 restricted shares that were issued on June 1, 2022 that will fully vest on June 1, 2023, which Mr. Nigro has the ability to vote, but is restricted from transferring until the vesting date. The amount shown above also includes vested options to acquire 18,000 Common Shares granted on June 1, 2014, June 1, 2015, and June 1, 2016.
(14)    The amount shown above includes 26,639 restricted shares that were issued on June 1, 2022 that will fully vest on June 1, 2023, which Mr. Thomas has the ability to vote, but is restricted from transferring until the vesting date.
EXPENSES OF INFORMATION STATEMENT
The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Information Statement to the beneficial owners of our Preference Shares held of record by such persons, and we will reimburse them for their reasonable expenses incurred in connection therewith.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with them. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this Information Statement. Information furnished under Item 2.02 and Item 7.01 of the our Current Reports on Form 8-K is not incorporated by reference in this Information Statement. We incorporate by reference the documents listed below which we filed with the SEC.
•Our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 14, 2022, including the portions of our Proxy Statement on Schedule 14, filed on April 1, 2022, that are incorporated by reference into Part III thereof pursuant to Regulation 14A;

•Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed on May 10, 2022 and August 9, 2022, respectively; and

•Our Current Reports on Form 8-K filed on March 15, 2022 (solely with respect to Item 8.01), May 10, 2022 (solely with respect to Item 8.01), August 9, 2022 (solely with respect to Item 8.01) and November 9, 2022.
Any statement contained in a document incorporated or considered to be incorporated by reference in this Information Statement shall be considered to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in this Information Statement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this Information Statement. Nothing herein shall be deemed to incorporate information furnished to, but not filed with, the SEC. We will provide to each person, including any beneficial owner, to whom this Information Statement is delivered, at no cost upon his or her written or oral request, a copy of any of the documents that are incorporated by reference in this Information Statement, other than exhibits to such documents that are not specifically incorporated by reference into this Statement, and our constitutional documents. You may request such documents by contacting us at:
Maiden Reinsurance Ltd.
c/o Maiden Holdings, Ltd.
Patrick J. Haveron
Co-Chief Executive Officer and Chief Financial Officer
94 Pitts Bay Road
Pembroke HM 08, Bermuda
(441) 298-4900
In addition, we maintain our principal website at www.maiden.bm. The information on our websites is not incorporated by reference into this Information Statement.

FINANCIAL STATEMENTS
The financial and other information required to be included in the Information Statement is incorporated by reference from the information responsive thereto in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.
Order of the Board of Directors,

By     /s/ Lawrence F. Metz
    President and Co-Chief Executive Officer

Annex A

[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]

November 7, 2022

Maiden Holdings, Ltd.
94 Pitts Bay Road
Pembroke HM08
Bermuda
Attn:     The Special Committee of the Board of Directors

Dear Members of the Special Committee:

We understand that Maiden Holdings, Ltd. (the “Company”) intends to effect (i) an amendment (the “Series A Certificate of Designations Amendment”) to the Certificate of Designations (the “Series A Certificate of Designations”) of 8.25% Non-Cumulative Preference Shares, Series A, of the Company, pursuant to which each of the 8.25% Non-Cumulative Preference Shares, Series A, US$.01 par value per share, US$25.00 liquidation preference per share (the “Series A Preference Shares”), of the Company will be exchanged (the “Series A Exchange”) for three Common Shares, par value $0.01 per share (“Common Shares”), of the Company (the “Series A Exchange Ratio”), (ii) an amendment (the “Series C Certificate of Designations Amendment”) to the Certificate of Designations (the “Series C Certificate of Designations”) of 7.125% Non-Cumulative Preference Shares, Series C, of the Company, pursuant to which each of the 7.125% Non-Cumulative Preference Shares, Series C, US$.01 par value per share, US$25.00 liquidation preference per share (the “Series C Preference Shares”), of the Company will be exchanged (the “Series C Exchange”) for three Common Shares (the “Series C Exchange Ratio”), and (iii) an amendment (the “Series D Certificate of Designations Amendment” and, together with the Series A Certificate of Designations Amendment and the Series C Certificate of Designations Amendment, the “Amendments”) to the Certificate of Designations (the “Series D Certificate of Designations”) of 6.700% Non-Cumulative Preference Shares, Series D, of the Company, pursuant to which each of the 6.700% Non-Cumulative Preference Shares, Series D, US$.01 par value per share, US$25.00 liquidation preference per share (the “Series D Preference Shares”), of the Company will be exchanged (the “Series D Exchange” and, together with the Series A Exchange and the Series C Exchange, the “Exchanges”) for three Common Shares (the “Series D Exchange Ratio”).

The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof (i) the Series A Exchange Ratio provided for in the Series A Exchange pursuant to the Series A Certificate of Designations Amendment is fair, from a financial point of view, to the holders of Series A Preference Shares, other than the Company and its affiliates, (ii) the Series C Exchange Ratio provided for in the Series C Exchange pursuant to the Series C Certificate of Designations Amendment is fair, from a financial point of view, to the holders of Series C Preference Shares, other than the Company and its affiliates, and (iii) the Series D Exchange Ratio provided for in the Series D Exchange pursuant to the Series D Certificate of Designations Amendment is fair, from a financial point of view, to the holders of Series D Preference Shares, other than the Company and its affiliates.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.reviewed the Series A Certificate of Designations, the Series C Certificate of Designations and the Series D Certificate of Designations;

2.reviewed a draft, dated November 4, 2022, of the Series A Certificate of Designations Amendment;

3.reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

4.reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by or discussed with the management of the Company relating to the Company without giving effect to the Exchanges (the “Projections”);

5.spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the rights and privileges of the Series A Preference Shares, the Series C Preference Shares and the Series D Preference Shares, the Exchanges and related matters;

6.compared the financial and operating performance of the Company with that of other companies with publicly traded equity securities that we deemed to be relevant;

7.considered the publicly available financial terms of certain transactions that we deemed to be relevant;

8.reviewed the current and historical market prices and trading volumes for the Series A Preference Shares, Series C Preference Shares, Series D Preference Shares and Common Shares, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

9.conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. Management of the Company has advised us it expects, and at your direction we have assumed, that (in the absence of the proposed Exchanges) (i) during the period covered by the Projections, the Company will pay no dividends and (ii) during the period covered by the Projections and for the foreseeable period thereafter, the Company will not repurchase or redeem any Series A Preference Shares, Series C Preference Shares or Series D Preference Shares, and will not undergo any liquidation or other event that would entitle the holders of Series A Preference Shares, Series C Preference Shares or Series D Preference Shares to receive the liquidation preferences payable thereon. At your direction, we have assumed that (i) the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company. In addition, at your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate the Company and the Exchanges and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.
You have advised us that drafts of the Series C Certificate of Designations Amendment and the Series D Certificate of Designations Amendment are not available for our review and accordingly, you have directed us to assume, for purposes of our analyses and this Opinion, that such Amendments will reflect substantially the same terms set forth in the Series A Certificate of Designations Amendment and will not include any other terms, conditions or other provisions that would be material to our analyses or this Opinion. We have relied upon and assumed, without independent verification, that (a) all conditions to the consummation of the Exchanges will be satisfied without waiver thereof, and (b) the Exchanges will be consummated in a timely manner in accordance with the terms described in the Amendments and such other related documents and instruments, without any amendments or modifications. We have relied upon and assumed, without independent verification, that (i) the Exchanges will be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Exchanges will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Exchanges, the Company or any expected benefits of the Exchanges that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of the Amendments will not differ in any respect material to our analyses or this Opinion from the draft of the Series A Certificate of Designations Amendment identified above.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Exchanges, the securities, assets, business or operations of the Company or any other party, or any alternatives to the Exchanges, (b) negotiate the terms of the Exchanges, (c) advise the Committee, the Board, the Company or any other party with respect to alternatives to the Exchanges, or (d) identify, introduce to the Committee, the Board, the Company or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Exchanges. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Exchanges, and this Opinion does not purport to address potential developments in any such markets. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of our Common Shares actually will be when issued in the Exchanges or as to the price or range of prices at which Common Shares, Series A Preference Shares, Series C Preference Shares or Series D Preference Shares may be purchased or sold, or otherwise be transferable, at any time. We have assumed that our Common Shares to be issued in the Exchanges will be listed on the NASDAQ Capital Market.

    This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Exchanges and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Exchanges or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Exchanges and their respective affiliates or security holders or any currency or commodity that may be involved in the Exchanges.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, other participants in the Exchanges or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, other participants in the Exchanges or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

We will receive a fee for rendering this Opinion which is not contingent upon the successful completion of the Exchanges. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Exchanges, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Exchanges or otherwise (other than the Series A Exchange Ratio, the Series C Exchange Ratio and the Series D Exchange Ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Exchanges to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the fairness of the Series A Exchange Ratio, Series C Exchange Ratio or Series D Exchange Ratio relative to any other Exchange Ratio, (v) the relative merits of the Exchanges as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (vi) the fairness of any portion or aspect of the Exchanges to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents, (vii) the appropriate capital structure of the Company or whether the Company should be issuing debt or equity securities or a combination of both in the Exchanges, (viii) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Exchanges, (ix) the solvency, creditworthiness or fair value of the Company or any other participant in the Exchanges, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (x) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Exchanges, any class of such persons or any other party, relative to the Series A Exchange Ratio, the Series C Exchange Ratio, the Series D Exchange Ratio or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Exchanges or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, (i) the Series A Exchange Ratio provided for in the Series A Exchange pursuant to the Series A Certificate of Designations Amendment is fair, from a financial point of view, to the holders of Series A Preference Shares, other than the Company and its affiliates, (ii) the Series C Exchange Ratio provided for in the Series C Exchange pursuant to the Series C Certificate of Designations Amendment is fair, from a financial point of view, to the holders of Series C Preference Shares, other than the Company and its affiliates, and (iii) the Series D Exchange Ratio provided for in the Series D Exchange pursuant to the Series D Certificate of Designations Amendment is fair, from a financial point of view, to the holders of Series D Preference Shares, other than the Company and its affiliates.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

/s/ Houlihan Lokey Capital, Inc.